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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


                                 Amendment No. 1


                           THE DEWOLFE COMPANIES, INC.
                                (Name of Issuer)

                          COMMON STOCK - $.01 PAR VALUE

                                    252115100
                                 (CUSIP Number)

                                DECEMBER 31, 1999
              Date of Event which requires filing of this statement


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[ ]   Rule 13d-1(b)

[x]   Rule 13d-1(c)

[ ]   Rule 13d-1(d)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 5 Pages
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CUSIP No. 252115100                                            Page 2 of 5 pages
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                                  SCHEDULE 13G
                                 Amendment No. 1

1)       Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
         Persons

                         ROBERT N. SIBCY
         -------------------------------------------

2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
             -------------------------------------------------------------------

         (b)
             -------------------------------------------------------------------

3)       SEC Use Only
                      ----------------------------------------------------------

4)       Citizenship or Place of Organization U.S.A.
                                                     ---------------------------

Number of Shares           5)       Sole Voting Power          450,000
Beneficially Owned                                   ---------------------------
By Each Reporting
Person With                6)       Shared Voting Power              0
                                                       -------------------------

                           7)      Sole Dispositive Power      450,000
                                                         -----------------------

                           8)      Shared Dispositive Power          0
                                                            --------------------

9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                   450,000
         -----------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         -----------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row (9)         13.3%
                                                          ----------------------

12)      Type of Reporting Person (See Instructions)     IN
                                                    ----------------------------

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CUSIP No. 252115100                                            Page 3 of 5 pages
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                                  SCHEDULE 13G
                                 Amendment No. 1

Item 1(a)    Name of Issuer:  The DeWolfe Companies, Inc.

      (b)    Address of Issuer's Principal Executive Offices:

                         80 Hayden Avenue
                         Lexington, Massachusetts 02421

Item 2(a)    Name of Person Filing:  Robert N. Sibcy

      (b)    Address of Principal Business Office or, if none, Residence:

                         8044 Montgomery Road
                         Cincinnati, OH  45236

      (c)    Citizenship:  USA

      (d)    Title of Class of Securities: Common Stock, $.01 par value

      (e)    CUSIP NUMBER:  252115100

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b), or
           240.13d-2(b) or (c), check whether the person filing is a:

                                 Not Applicable

       If this statement is filed pursuant to Section 240.13d-1(c), check this box [x]


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CUSIP No. 252115100                                            Page 4 of 5 pages
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Item 4 (a)      Amount Beneficially Owned:                               450,000

       (b)      Percent of Class:                                          13.3%

       (c)      Number of Shares as to which such person has:

                (i)      sole power to direct the vote                   450,000

                (ii)     shared power to vote or to direct the vote            0

                (iii)    sole power to dispose or to direct the
                         disposition of                                  450,000

                (iv)     shared power to dispose or to direct the
                         disposition of                                        0

Item 5 Ownership of Five Percent or Less of a Class:

           Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

           Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the
            Security Being Reported on by the Parent Holding Company:

           Not Applicable

Item 8 Identification and Classification of Members of the Group:

           Not Applicable

Item 9 Notice of Dissolution of Group:

           Not Applicable

Item 10 Certification

        (a)   Not Applicable

        (b)   Not Applicable


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CUSIP No. 252115100                                            Page 5 of 5 pages
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After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

                                          FEBRUARY 9, 2000
                                          --------------------------------------
                                          Date


                                          /s/ ROBERT N. SIBCY
                                          --------------------------------------
                                          Signature


                                          ROBERT N. SIBCY
                                          --------------------------------------
                                          Name/Title